Exhibit 99.1

Westwood Holdings Group, Inc. Reports Third Quarter 2010 Results and Declares Quarterly and Special Dividends; Assets Under Management Rise to Record $10.6 Billion; WHG Funds Assets Increase 66% Year-over-Year to Record $760 Million

DALLAS--(BUSINESS WIRE)--October 21, 2010--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2010 third quarter revenues of $13.5 million, net income of $2.6 million and earnings per diluted share of $0.38. This compares to revenues of $11.6 million, net income of $2.3 million and earnings per diluted share of $0.32 in the third quarter of 2009. Economic Earnings were $5.0 million compared to $4.3 million for the third quarter of 2009. Economic Earnings per share (“Economic EPS”) were $0.73 per diluted share compared to $0.67 per diluted share for the third quarter of 2009. (Non-GAAP performance measures Cash earnings and Cash EPS have been renamed Economic Earnings and Economic EPS, respectively, and are explained and reconciled with the most comparable GAAP numbers in the attached tables.)

Assets under management were $10.6 billion as of September 30, 2010, an increase of 12% compared to assets under management of $9.5 billion as of September 30, 2009. The increase in assets under management was primarily due to market appreciation of assets under management and asset inflows from new and existing clients, partially offset by the withdrawal of assets by certain clients. The WHG Funds had assets of $760 million as of September 30, 2010, an increase of 66% compared to assets of $458 million as of September 30, 2009.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.33 per common share as well as a special dividend of $0.33 per share. Both dividends are payable on December 15, 2010 to stockholders of record on December 1, 2010.

Brian Casey, Westwood’s President & CEO, commented, “We are pleased to have achieved record assets under management of $10.6 billion at September 30, 2010 and to report that the planned acquisition of McCarthy Group Advisors is proceeding as planned. We expect the McCarthy transaction to close during the fourth quarter, resulting in over $1 billion in additional client assets. As McCarthy clients and employees learn more about Westwood, they have expressed confidence in our business model and reputation for excellence. We are excited to deliver a quality experience to McCarthy’s clients and employees and to work together to identify growth opportunities.”

For the nine months ended September 30, 2010, Westwood reported revenues of $39.9 million, net income of $8.0 million and earnings per diluted share of $1.11, compared to revenues of $29.8 million, net income of $5.2 million and earnings per diluted share of $0.70, for the same 2009 period. Economic Earnings for the nine months ended September 30, 2010 were $15.1 million compared to $10.9 million for the same period in 2009, while Economic EPS for the nine months ended September 30, 2010 were $2.24 per diluted share compared to $1.71 per diluted share for the same period in 2009.

Total expenses for the third quarter were $9.4 million compared with $8.0 million for the third quarter of 2009. Economic Expenses were $6.9 million compared with $6.1 million for the third quarter of 2009. (An explanation and reconciliation of Economic Expenses to total expenses is included in the attached tables.)

Westwood Trust contributed revenue of $2.8 million and net income of $217,000 compared to revenue of $2.6 million and net income of $410,000 in the third quarter of 2009. As of September 30, 2010, Westwood Trust’s assets under management were $1.93 billion compared to $1.87 billion as of September 30, 2009. The increase in assets under management was primarily due to market appreciation.

Westwood will host a conference call to discuss third quarter 2010 results and other business updates at 4:30 p.m. Eastern time today. To join the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call can also be accessed at www.westwoodgroup.com under the Investor Relations tab and will be available for replay through October 28 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2428161.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the WHG Funds, please visit www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the concentration of our revenues in a small number of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2009 and its quarterly report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
REVENUES:
Advisory fees
Asset-based	$10,157	$8,773	$30,457	$22,118
Trust fees	2,834	2,642	8,950	7,366
Other revenues, net	482	226	476	346
Total revenues	13,473	11,641	39,883	29,830

EXPENSES:
Employee compensation and benefits	7,296	6,381	21,447	16,965
Sales and marketing	181	154	569	448
WHG mutual funds	83	145	344	425
Information technology	328	309	977	925
Professional services	817	376	1,916	1,130
General and administrative	657	678	2,026	1,906
Total expenses	9,362	8,043	27,279	21,799
Income before income taxes	4,111	3,598	12,604	8,031
Provision for income taxes	1,512	1,284	4,579	2,857
Net income	$2,599	$2,314	$8,025	$5,174

Earnings per share:
Basic	$0.39	$0.32	$1.13	$0.71
Diluted	$0.38	$0.32	$1.11	$0.70

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of September 30, 2010 and December 31, 2009 (in thousands, except par value and share amounts)

	September 30, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,839	$2,879
Accounts receivable	6,587	6,406
Investments, at fair value	46,001	42,246
Deferred income taxes	2,169	2,187
Prepaid income taxes	1,013	-
Other current assets	538	625
Total current assets	60,147	54,343
Goodwill	3,915	3,915
Intangible assets, net	971	1,050
Property and equipment, net of accumulated depreciation of $1,488 and $1,315	335	578
Total assets	$65,368	$59,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,348	$995
Dividends payable	2,463	2,359
Compensation and benefits payable	6,751	6,273
Income taxes payable	-	823
Deferred acquisition liability	924	900
Other current liabilities	11	11
Total current liabilities	11,497	11,361
Deferred acquisition liability	818	796
Deferred income taxes	58	238
Deferred rent	133	273
Total long-term liabilities	1,009	1,307
Total liabilities	12,506	12,668
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,692,112 and outstanding 7,462,917 shares at September 30, 2010; issued 7,308,812 and outstanding 7,151,472 shares at December 31, 2009	77	73
Additional paid-in capital	56,095	47,741
Treasury stock, at cost – 229,195 shares at September 30, 2010; 157,340 shares at December 31, 2009	(8,749)	(6,026)
Accumulated other comprehensive income	877	1,559
Retained earnings	4,562	3,871
Total stockholders’ equity	52,862	47,218
Total liabilities and stockholders’ equity	$65,368	$59,886

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,025	$5,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	206	180
Amortization of intangible assets	79	-
Fair market valuation of deferred acquisition liabilities	46	-
Unrealized gains on trading investments	(312)	(528)
Restricted stock amortization	6,927	5,694
Deferred income taxes	205	764
Excess tax benefits from equity-based compensation	(979)	(1,504)
Net purchases of investments – trading securities	(3,872)	(5,955)
Change in operating assets and liabilities:
Accounts receivable	(181)	6,991
Other assets	86	210
Accounts payable and accrued liabilities	354	554
Compensation and benefits payable	478	(3,247)
Income taxes payable and prepaid income taxes	(588)	(1,098)
Other liabilities	(59)	(41)
Net cash provided by operating activities	10,415	7,194

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(39,877)	(46,738)
Sales of money market funds – available for sale	39,257	46,996
Purchase of property and equipment	(43)	(54)
Net cash (used in)/provided by investing activities	(663)	204

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(2,723)	(2,526)
Excess tax benefits from equity-based compensation	979	1,504
Cash dividends	(7,231)	(6,386)
Proceeds from exercise of stock options	183	7
Net cash used in financing activities	(8,792)	(7,401)

NET INCREASE (DECREASE) IN CASH	960	(3)
Cash and cash equivalents, beginning of period	2,879	3,498
Cash and cash equivalents, end of period	$3,839	$3,495

Supplemental cash flow information:
Cash paid during the period for income taxes	$4,961	$3,191
Issuance of restricted stock, net	14,699	7,263

Reconciliation of Net Income to Economic Earnings and Total Expenses to Economic Expenses (in thousands, except per share data and share amounts) (unaudited)

	Three Months Ended September 30%
	2010	2009	Change
Net Income	$2,599	$2,314	12%
Add: Restricted stock expense	2,387	1,972	21
Add: Intangible amortization	26	-	-
Add: Deferred taxes on goodwill	9	-	-
Economic earnings	$5,021	$4,286	17

Diluted weighted average shares	6,866,528	6,430,219	7
Economic earnings per share	$0.73	$0.67	9

Total expenses	$9,362	$8,043	16
Less: Restricted stock expense	(2,387)	(1,972)	21
Less: Intangible amortization	(26)	-	-
Economic expenses	$6,949	$6,071	14%

	Nine Months Ended September 30%
	2010	2009	Change
Net Income	$8,025	$5,174	55%
Add: Restricted stock expense	6,927	5,694	22
Add: Intangible amortization	79	-	-
Add: Deferred taxes on goodwill	28	-	-
Economic earnings	$15,059	$10,868	39

Diluted weighted average shares	6,710,716	6,341,655	6
Economic earnings per share	$2.24	$1.71	31

Total expenses	$27,279	$21,799	25
Less: Restricted stock expense	(6,927)	(5,694)	22
Less: Intangible amortization	(79)	-	-
Economic expenses	$20,273	$16,105	26%

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings, Economic Earnings per share (or Economic EPS), and Economic Expenses. In the third quarter, we renamed our non-GAAP performance measures to Economic Earnings, Economic Expenses and Economic Earnings Per Share from Cash Earnings, Cash Expenses and Cash Earnings Per Share, respectively. We provide these measures in addition to, not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review Economic Earnings, Economic EPS and Economic Expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define Economic Expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings or deduct it when calculating Economic Expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900